Exhibit 99.2

Supplemental Information

Reference Press Release “Schlumberger Updates Strategy for SchlumbergerSema Business Segment and Announces Charges” December 10, 2002.

1.	Why has Schlumberger taken this action now?
The company has over the last 12 months evaluated the strengths and weaknesses of the SchlumbergerSema portfolio of businesses. The plan reflects the company’s conviction that the energy markets represent the most promising sector for growth and profitability. Additionally, SchlumbergerSema will continue to develop specific regional market sector operations in areas where it enjoys a successful competitive position based on scale and domain expertise.

2.	What is meant by “specific regional market sectors”?
We will focus on those customers where we have critical mass and to whom we can provide scale, intimacy and value through the domain knowledge of our local experts. Examples of regional market sectors are the public sector in the UK, the telecommunications sector in Italy or the finance sector in France.

3.	What is the general plan for the volume products activities that have been identified and will be managed separately?
We will evaluate the options available, which may include; continuing to manage them as a separate business segment; partnering with third parties in order to maximize growth opportunities; floating them on the market or divestiture. Schlumberger has chosen to manage these businesses separately due to key differences in the business model for these services in comparison to service related activities.

4.	What is the future involvement of SchlumbergerSema in the telecommunications sector?
SchlumbergerSema will continue to develop and provide system integration services on a regional basis to telecommunication customers. Software and hardware products will be sourced from the separately managed products enterprise or from 3rd parties as required.

5.	What are the margin targets for continuing SchlumbergerSema operations?
The objective of Schlumberger is to deliver a return on capital in line with shareholder expectations.

6.	What additional investment plans does Schlumberger have for IT related services and/or products going forward?
SchlumbergerSema’s growth will be organic. Capital requirements will be limited to that required for the operation of the business.

7.	What was the rationale for the impairment charge related to goodwill and intangibles and on what basis was the impairment charge recorded?
The new strategic plan outlook, current business values and the reorganization of SchlumbergerSema constitute significant events that require an impairment analysis to be performed in accordance with FAS 142. SchlumbergerSema (SLS) was ‘valued’ on a stand-alone basis; each business unit within SLS was valued using a discounted cash flow (DCF) analysis based on a long-term forecast prepared by SLS management with the assistance of third party valuation experts. The implied multiples yielded by the DCF analysis were compared to observed trading multiples of comparable companies and recent transactions in the IT services industry. The fair value was below the book value and therefore failed the initial impairment test as prescribed in SFAS 142. As a result, goodwill was written down. Certain intangible assets were also identified and written down as part of this process.

8.	What is the pre-tax impact of the charges?
The pre-tax charge is $3,208 million, which includes the goodwill impairment, severance, asset write-downs and other closure costs; the tax charge is a net $48 million. Minority Interest is a credit of $88 million.

9.	What is the cash impact of the charges?
The estimated cash impact is less than $160 million.

10.	How much (if any) of these charges are in the United States and pertain to Schlumberger Technology Corporation (STC)?
Fourth quarter 2002 charges which relate to STC are in the order of $373 million, consisting of goodwill and identifiable intangibles impairment of $326 million; severance, facilities and other costs of $35 million (after tax) and charges related to WesternGeco of approximately $12 million after-tax.

The majority of these charges pertain to the write-down of goodwill and intangibles; this charge will not inhibit the ability of STC to service its long-term debt and commercial paper programs.

11.	What is the impact on debt ratings?
In general, credit analysts look at various ratios in addition to Debt-to-Equity. Specifically, the impairment charges do not affect Schlumberger’s interest or debt coverage ratios. Additionally, the rating agencies take into account ongoing plans to achieve the targeted net debt. Given the fact that SchlumbergerSema cash flow is a small part of the overall cash flow of Schlumberger, the impairment does not change significantly our ability to generate cash from operations.

12.	What covenants and/or triggers are activated by the change to the DE ratio?
There are no material financial covenants or prepayment triggers on Schlumberger’s credit facilities. As customary, several of the lines of credit have credit spreads calculated along a sliding scale, which is a function of the credit rating, but this does not affect the availability of credit. Schlumberger does not anticipate the requirement of additional net credit facilities for the foreseeable future. Currently, Schlumberger has $ 2 billion in unused available credit facilities.

13.	What is the estimated value range of proceeds expected from the divestitures planned for fiscal year 2003?
In addition to the proceeds from the sale of Reed Hycalog and the remaining drilling rigs, (which are planned to close this year), which represent a total of approximately $350 million in cash, we have identified various businesses/assets which have been earmarked for sale in 2003. It is anticipated that these divestitures plus liquidity from operations should generate more than $1 billion.

14.	What is Schlumberger’s targeted net debt for the end of 2003?
The net debt goal for the end of 2003 is under $4 billion, down from $5 billion estimated for year-end 2002.

15.	What is the target annualized cost savings from the reorganization efforts?
The combined restructuring efforts at SchlumbergerSema and WesternGeco are expected to generate $250 million in annualized pre-tax costs savings.

16.	What is the reason for the provision against a deferred tax asset in Europe?
Through September 30, 2002, tax benefits on losses were recorded in expectation that there would have been sufficient taxable income in the future to realize those assets. Our new plans now indicate that future taxable income will not be sufficient during the loss carry forward period to realize those assets. Accordingly, a valuation allowance has been established against the related deferred tax asset.

Oilfield Services

17.	What is the general outlook for the Areas in terms of activity in the fourth Quarter 2002?
In the third quarter Schlumberger Limited reported earnings per share of $0.30 which included a loss from the WesternGeco Joint Venture of $0.04 and a charge at SchlumbergerSema of $0.02 related to workforce reductions. In the fourth quarter, the WesternGeco loss will be about the same as the third quarter and SchlumbergerSema results will improve. The lowering of oil demand estimates by the IEA for the second-half-year, together with the OPEC decision to maintain current quotas despite increased pressure for them to be raised, has only served to amplify uncertainty surrounding near-term investment levels. As a result, International activity has started to soften, most notably in the UK and Nigeria. Additionally, political unrest and current work stoppages in Venezuela has increased uncertainty surrounding the levels of oilfield service activity in that country. In the US, despite the marginal increase in rig count, activity remains lackluster as E&P companies decelerate their rigless activities. In the Gulf of Mexico, delays caused by Tropical Storm Lilly, further impacted activity.

WesternGeco

18.	What was the rationale for the Multiclient Library impairment charge and on what basis was the impairment charge estimated?
WesternGeco performs periodic valuations of its Multiclient library. During Q4 2002, a forecasted cash flow analysis of the portfolio indicated a possible shortfall in the future sales versus the current Net Book Value. A detailed review of each individual survey within the entire portfolio identified 22 surveys as very unlikely to generate future material sales. The majority of these surveys are in areas that have lost exploration appeal as a result of a lack of commercial hydrocarbon discoveries. The October 1, 2002 Net Book Value of these surveys was $184 million.

19.	What is the cash flow impact of this w/o of MCs?
There is no cash impact of the write-off in the current year as this is a non-cash item.

20.	What is the value of the Multiclient surveys you plan to shoot in 2003 and where?
Current estimates for 2003 Multiclient Capex are at $200—$250 million for the year. This is substantially lower than the 2002 full year estimate of $350 million. 2003 Multiclient Capex is limited to 3D marine surveys in the Gulf of Mexico and the North Sea where there are clusters of fields and open acreage, which would benefit from a Multiclient approach.

21.	What is the after write-down Net Book Value of the WesternGeco Multiclient library?
Using the October 1st, 2002 impairment charge of $184 million, the estimated Net Book Value of the library on December 31st, 2002 will be $1,020 million.

22.	What is the target annualized cost savings from the restructuring plan at WesternGeco?
2003 annual cost savings are estimated to be in the order of $145 million, excluding any amortization savings related to Multiclient impairments.

23.	How many land crews and marine vessels will you lay up?
In the US and Canada, the equivalent of about 8 permanent land crews are being shut down. Our marine fleet capacity is being adjusted according to market conditions; at present we intend to remove 2 3D streamer vessels and 6 miscellaneous marine vessels.

24.	What is the plan for the excess equipment?
We will redeploy seismic equipment as needed and write-off any excess equipment. We plan to sell the non-seismic equipment. We will not release any seismic equipment into the market.

25.	Does this signify a permanent exit from the land business in North America?
No. We are shutting down conventional crews in North America due to the unprofitable environment. However, should conditions there significantly improve, we would consider restarting operations. We continue to operate a sizeable number of field crews in other parts of the world and will consider operations in any environment supportive of our business objectives.

26.	What has prompted WesternGeco to take this action now?
We consider this action necessary given the sustained unprofitable market conditions that exist and the revised 2003 forecast prepared in the fourth quarter for WesternGeco.

27.	What is the geographical or departmental breakdown of the 1700 people who will be released?
Approximately half of this number will be from US and Canada land operations, in a combination of field and operations support.

28.	What is the short to medium term outlook for the industry?
We expect the conventional seismic market to remain under pressure for the foreseeable future. We are encouraged by positive customer reaction to our suite of Q-Reservoir services and expect growth in this segment. We don’t expect the conventional seismic market to recover until there is a balance of supply and demand.

29.	What impact does this action have on your R&E investment?
Some projects will be stopped or deferred, however we will continue our strong emphasis on R&E to provide differentiated, reservoir-focused technology.

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This question and answer document, the December 10, 2002 press release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding the future SchlumbergerSema business, including improvement of return on capital in line with shareholder expectations, achievement of projected cost reduction and realization of annualized cost savings from the SchlumbergerSema restructuring efforts; the impact of the impairment charges to goodwill on debt ratings and credit facilities, including the ability to service debt programs; Schlumberger’s view of oilfield service activity and expectation of fourth quarter results; realization of cost reduction and annualized cost savings targets from the restructuring efforts at WesternGeco; estimated proceeds from planned divestitures; and expected Capex for SchlumbergerSema for 2003. These statements involve risks and uncertainties, including, but not limited to continued demand for and expected growth in Schlumberger’s IT consulting and systems integration services and network and infrastructure solutions in the global energy sector; our ability to identify and maintain a strong competitive position in other regional market sectors with strong growth opportunities; our ability to generate sufficient cash from operations and planned divestitures to achieve targeted 2003 net debt; achievement of divestitures planned for 2003; and impact of the separation of volume products on IT service revenues. If one or more of these risks or uncertainties materialize (or the consequences of such a development change), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.